EXHIBIT 99.1

First Horizon Sustains Profitability and Progress in Third Quarter

Strategic Execution Pushes Positive Trends in Credit Quality, Income, Balance Sheet

MEMPHIS, Tenn., Oct. 15, 2010 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) continued to make strategic progress in the third quarter of 2010. The company earned $.07 per diluted share and further improved its credit quality. First Horizon's solid performance in this challenging economic environment marked another step toward its goal of consistent, attractive long-term returns.

For more than two years, First Horizon has followed a plan to address credit issues, re-focus on its core strengths of regional banking and capital markets, operate more productively and efficiently, and reposition the company for long-term profitability. The third quarter saw continued execution of those strategic initiatives. Capital ratios remained strong and the higher-risk, non-strategic portfolios continued to shrink. First Horizon's core businesses continued to perform. The company believes that this strategic progress, coupled with its continued push to improve productivity and service, creates a solid foundation for the future.

"Our third quarter financial results continue to demonstrate the benefits of our strategic repositioning," said Bryan Jordan, First Horizon CEO.  "We expect a slow economic recovery, but we believe our proactive work on credit and capital has put us in a good place. We should be well-positioned to manage the challenges of a low-growth, more highly regulated environment and seize opportunities to grow.

"The First Horizon team has worked hard to execute our strategy. Given the difficult economic environment, we're working on what we can control. Our focus right now is to increase market share, upgrade systems and become more efficient. Our long-term objective is to position the company to consistently drive significant shareholder returns."

Third-quarter performance was based on:

Solid overall results

  Net income available to common shareholders of $16 million, or $.07 per diluted share, compared to $3 million, or $.01 per diluted share, last quarter.
Key Performance Ratios & Other Data				3Q10 Change vs.
(Shares in thousands)/(Unaudited)	3Q10	2Q10	3Q09	2Q10	3Q09
Diluted EPS (a)	$0.07	$0.01	$(0.23)	NM	NM
Diluted shares (a)	234,614	236,678	230,285	*	2%
Period-end shares outstanding (a)	232,841	232,624	231,841	*	*
Return on average assets (annualized)	0.52%	0.32%	(0.52)%	NM	NM
Return on average common equity (annualized)	2.86%	0.49%	(9.02)%	NM	NM
Net interest margin	3.23%	3.19%	3.14%	NM	NM
Efficiency ratio	80.02%	79.49%	70.63%	NM	NM
FTE employees	5,506	5,531	5,837	*	(6)%
NM - Not meaningful
* Amount is less than one percent.
(a) Shares restated for stock dividends distributed through October 1, 2010.

Core strength

  Consolidated pre-tax income was $37 million, up $19 million from the second quarter's $18 million.
  Regional banking's average core deposits were relatively stable from second to third quarter and up 14 percent from third quarter 2009. Pre-tax income rose 63 percent from the second quarter, to $48 million, driven by lower provision, improved net interest income and relatively stable fees.
  In Nashville where the company is heavily focused on gaining market share, FDIC data show that as of June 30, deposits increased 16 percent year-over-year, twice the growth rate of that market overall.
  Consolidated net interest margin improved to 3.23 percent.
  Capital markets produced another solid quarter, with stronger revenues driving pre-tax income up $15 million from the second quarter.
  The non-strategic segment posted a 15 percent decline in revenue as servicing income declined 29 percent to $44 million in the third quarter, primarily reflecting lower net hedging results and the reduced size of the servicing portfolio of $31 billion.
  Mortgage repurchase provision expense was $49 million in the third quarter, down 13 percent from the second quarter.
Income Statement Highlights				3Q10 Change vs.
(Thousands)/(Unaudited)	3Q10	2Q10	3Q09	2Q10	3Q09
Net interest income	$186,143	$182,064	$190,901	2%	(2)%
Noninterest income	251,140	248,160	302,075	1%	(17)%
Securities gains/(losses), net	(2,928)	75	65	NM	NM
Total revenue	434,355	430,299	493,041	1%	(12)%
Noninterest expense	347,550	342,041	348,223	2%	*
Provision for loan losses	50,000	70,000	185,000	(29)%	(73)%
Income/(loss) before income taxes	36,805	18,258	(40,182)	102%	NM
Provision/(benefit) for income taxes	3,095	(1,826)	(15,368)	NM	NM
Income/(loss) from continuing operations	33,710	20,084	(24,814)	68%	NM
Income/(loss) from discontinued operations, net of tax	--	394	(10,200)	NM	NM
Net income/(loss)	33,710	20,478	(35,014)	65%	NM
Net income attributable to noncontrolling interest	2,875	2,844	2,969	1%	(3)%
Net income/(loss) attributable to controlling interest	30,835	17,634	(37,983)	75%	NM
Preferred stock dividends	14,960	14,938	14,876	*	1%
Net income/(loss) available to common shareholders	$15,875	$2,696	$(52,859)	NM	NM
NM - Not meaningful
* Amount is less than one percent.

Improved credit quality

  Third quarter saw continued improvement in credit quality with a lower provision expense, a decline in charge-offs and a decrease in reserves.
  Non-performing assets showed some volatility and rose a slight 2 percent but were down 25 percent from third quarter 2009. The increase in NPAs was the result of a handful of large credits and fewer resolutions and payments.
  Loan loss provision decreased for the sixth consecutive quarter, to $50 million in third quarter, a $20 million decrease from the prior quarter.
  Reserves for loan losses totaled $720 million, a $61 million decline from the previous quarter. Loan loss reserve levels stand at 4.22 percent of period-end loans.
  Net loan charge-offs decreased to $111 million, down 16 percent from the second quarter.
Asset Quality Highlights				3Q10 Change vs.
(Dollars in Thousands)/(Unaudited)	3Q10	2Q10	3Q09	2Q10	3Q09
Allowance for loan losses	$719,899	$781,269	$944,765	(8)%	(24)%
Allowance / period-end loans	4.22%	4.55%	5.10%	NM	NM
Net charge-offs	$111,370	$132,791	$201,718	(16)%	(45)%
Net charge-offs (annualized) / average loans	2.63%	3.10%	4.24%	NM	NM
Non-performing assets (NPA)	$919,242	$899,802	$1,220,489	2%	(25)%
NPA % (a)	5.00%	4.92%	6.38%	NM	NM
NM - Not meaningful
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.

Strong capital position

  Capital ratios remain solid, with tangible common equity to tangible assets of 7.96 percent and estimated Tier 1 capital of 17.22 percent.
Balance Sheet Highlights & Capital Ratios				3Q10 Change vs.
(Period End, Dollars in Thousands)/(Unaudited)	3Q10	2Q10	3Q09	2Q10	3Q09
Total loans, net of unearned income	$17,059,489	$17,154,050	$18,524,685	(1)%	(8)%
Total deposits	14,975,920	15,201,816	14,234,983	(1)%	5%
Total assets	25,384,181	26,254,226	26,465,852	(3)%	(4)%
Total liabilities	22,077,293	22,966,993	23,095,643	(4)%	(4)%
Total equity	3,306,888	3,287,233	3,370,209	1%	(2)%
Book value per common share	$9.45	$9.39	$9.84	NM	NM
Tangible book value per common share (a)	$8.61	$8.54	$8.89	NM	NM
Tangible common equity/tangible assets (a)	7.96%	7.63%	7.85%	NM	NM
Tier 1 capital ratio (b)	17.22%	16.80%	16.20%	NM	NM
NM - Not meaningful
(a) Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(b) Current quarter is an estimate.

Use of Non-GAAP Measures

Certain capital-related measures are included in the text and tables of this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S.  FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible common equity to tangible assets and tangible book value per common share. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items is contained in the following table.

NON-GAAP to GAAP RECONCILIATION
Quarterly, Unaudited

(Period End, Dollars in Thousands)	3Q10	2Q10	3Q09
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$3,306,888	$3,287,233	$3,370,209
Less: Preferred stock capital surplus - CPP	810,974	806,856	794,630
Less: Noncontrolling interest (a)	295,165	295,165	295,165
(B) Total common equity	2,200,749	2,185,212	2,280,414
Less: Intangible assets (GAAP) (b)	196,443	197,825	218,879
(C) Tangible common equity (Non-GAAP)	$2,004,306	$1,987,387	$2,061,535

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)	$25,384,181	$26,254,226	$26,465,852
Less: Intangible assets (GAAP) (b)	196,443	197,825	218,879
(E) Tangible assets (Non-GAAP)	$25,187,738	$26,056,401	$26,246,973

Period-end Shares Outstanding
(F) Period-end shares outstanding	232,841	232,624	231,841

Ratios
(C)/(E) Tangible common equity to tangible assets (TCE/TA) (Non-GAAP)	7.96%	7.63%	7.85%
(A)/(D) Total equity to total assets (GAAP)	13.03%	12.52%	12.73%
(C)/(F) Tangible book value per common share (Non-GAAP)	$8.61	$8.54	$8.89
(B)/(F) Book value per common share (GAAP)	$9.45	$9.39	$9.84
(a) Included in total equity on the consolidated balance sheet.
(b) Includes goodwill and other intangible assets, net of amortization.

Other Information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement and slide presentation, which will be available on FHN's website at www.fhnc.com.

Management will host a conference call at 8:00 a.m. Central Time today to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time by dialing 877-303-6618 (international participants dial 224-357-2205). The conference will also be webcast live through First Horizon's website and will be accompanied by the slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com. A replay of the call will be available from noon Central Time until 11:59 p.m. Oct. 22 by calling 800-642-1687 or 706-645-9291. The passcode is 14410410. The event also will be archived and made available beginning at midnight Central Time tonight in the investor relations section of First Horizon's website at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

About First Horizon

The 5,500 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 180 bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the 17 Tennessee counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is an industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

FHN-G

CONTACT:  First Horizon National Corp.
          Investor Contact
          Aarti Bowman
            (901)523-4017
          Media Contact
          Jack Bradley
            (901)523-4813